Exhibit 10.1

Amendment to Lease

This Amendment to Lease ("Amendment") dated September 10, 2007 (the "Effective Date") by and between EastPark At 8A having an office at 1000 Eastpark Boulevard, Cranbury, NJ 08512 (hereinafter called "Landlord"): and Pharmacopeia, Inc., having an office at 3000 Eastpark Boulevard, Cranbury, NJ 08512 (formerly known as Pharmacopeia Drug Discovery, Inc. and hereinafter called "Tenant").

W i t n e s s e t h:

WHEREAS, the Landlord and Tenant's predecessor, Pharmacopeia, Inc. entered into a Lease Agreement dated August 25, 2003 ("Lease") for Suite 1002, with an address at 1002 Eastpark Boulevard, Cranbury, NJ, consisting of 18,191 square feet in the office/industrial park known as Eastpark AT 8A ("Office Park"); and

WHEREAS, said Lease was assigned to, and assumed by, Tenant; and

WHEREAS, the parties now wish to amend the existing Lease by adding additional space to be leased by Tenant; and

WHEREAS, the parties are also parties to a lease for Building 3000 in the Office Park, which lease is not intended to be amended by this Amendment.

Now, Therefore, the parties hereto covenant and agree as follows:

1.                  Landlord leases unto Tenant, and Tenant rents from Landlord, three (3) additional Suites in the Office Park, known as (i) Suite 1000, consisting of 8,475 rentable square feet; (ii) Suite 2004, consisting of 2,550 rentable square feet; and (iii) Suite 2005, consisting of 5,100 rentable square feet. All such Suites are on the same tax lot and block as Suite 1002.

2.                  The parties agree that the term of the original Lease commenced on March 1, 2004 and will terminate on August 31, 2016.

3.                  Capitalized terms not otherwise defined herein shall have the same meaning as those terms set forth in the Lease.

4.                  The Base Rent for each Suite shall be as follows:

a.                                                                                       Suite 1000 shall be $15.00 per rentable square foot, to commence on the date the work set forth in paragraph 5 below is complete, and  the Suite is delivered to Tenant.

b.                                                                                      Suite 2004 shall be $12.00 per rentable square foot, subject to adjustment as set forth below, to commence upon Substantial Completion of the office and laboratory improvements to be designed by Tenant and completed by Landlord, as set forth below.

c.                                                                                       Suite 2005 shall be $30.00 per rentable square foot, to commence on the date that the Suite is delivered to Tenant in its "as is" condition, which includes the following existing improvements:

- Two (2) eight foot fume hoods

- Two (2) four foot fume hoods

- Laboratory benches and upper cabinetry

- One (1) Autoclave

- One (1) DI water treatment system and recirculating distribution loop

- Two (2) Biological Safety Cabinets

- Kitchen Cabinets

- Dark Room

- Small vacuum pump; and

- Small Air Compressor.

Tenant acknowledges that it is aware that Redpoint Bio currently occupies Suite 2005 under a lease that terminates on December 31, 2007. Landlord will immediately undertake good faith efforts to encourage such tenant to vacate Suite 2005 early so that it can be delivered to Tenant as early as possible.

d.                                                                                      Paragraph 4 of the Lease is hereby amended to provide that such Base Rent set forth in subparagraphs (a), (b) and (c) above shall be added to the Initial Base Rent. The parties further agree that the first rent adjustment with respect to such Base Rent shall take place on April 1, 2012, at which time the Base Rent shall increase by 3% per annum, pro-rated from the commencement date of the term for each Suite. Subparagraphs 4.2, 4.3, 4.4 and 4.5 of paragraph 4 of the Lease shall also apply to the rent for Suites 1000, 2004 and 2005.

5.                                       Suite 1000 is already built-out but will be refurbished by Landlord at its own expense in accordance with the following provisions:

a.                                                                                       Landlord shall obtain any necessary building permits, if required, and shall, at its own cost and expense: replace the existing carpet with new carpet; replace existing ceiling tiles with new ceiling tiles; replace existing 2' x 2' and 2' x 4' fluorescent light fixtures with equivalent sized new fluorescent light fixtures; replace existing incandescent bulbs with equivalent new incandescent bulbs placed into the existing recessed/track fixtures; repaint the existing painted areas of the space in no more than two (2) colors to be selected by Tenant and repair, if possible, the existing wall paper in the entrance foyer and large conference room. If not possible to repair, the wall paper shall be removed and these areas shall be painted.

b.                                                                                      Landlord shall keep the existing rear stairwell and shall renovate the stairwell areas with flat 2' x 4' ceiling tiles and 2' x 4' prismatic fluorescent light fixtures; carpet the stairs and landings with Landlord's standard carpet; paint the stairwell and railings; and, subject to applicable building codes, install and provide a door from the stairwell to Suite 1002.

c.                                                                                       The quality of the finishes for 5a. and 5b. above shall be consistent with the quality of the finishes in Suite 1002.

d.                                                                                      In the event the Township of South Brunswick requires, at the time of occupancy, handicapped access to the 2nd floor (Suite 1000), Landlord shall be responsible for installing such access.

e.                                                                                       Landlord represents that it will use its best efforts to deliver Suite 1000 to Tenant within 180 days of the Effective Date. In the event the Landlord's work, as set forth above in the paragraph, is not completed by 240 days after the Effective Date, then Tenant shall receive a credit, applicable when Tenant is required to begin paying rent with respect to Suite 1000, of one and sixty-seven one hundredths cents $(0.0167) per square foot per day that Tenant may offset against such rent for the number of days equal to the number of days in excess of such 240-day period that elapsed prior to Tenant's acceptance of Suite 1000.

f.                                                                                         Tenant shall within thirty (30) days of the Effective Date provide to Landlord final specifications for all finishes (i.e. carpet, paint, ceiling tiles, light fixtures) with respect to Suite 1000.

g.                                                                                      All existing wall paper, except as noted above, VCT, ceramic tiles, and wood flooring shall remain as-is.

h.                                                                                      All existing built-in furniture shall remain with the space in it's as-is condition.

6.                  In the event Tenant desires additional construction in Suites 2004 or 2005, Tenant will be responsible for preparing Plans for the build-out ("Tenant Improvements"), which will be constructed by Landlord. The construction provisions of paragraph 3 of the Lease, subject to mutually agreed common sense modifications to accomplish the intent of the parties, shall apply with the following exceptions:

a.                                                                                       Tenant may designate a new architect or Representative.

b.                                                                                      Tenant will provide Landlord with the Plans for Suite 2004 no later than 14 weeks after the Effective Date. The Plans shall be in sufficient detail to permit Landlord to apply for a building permit and to prepare a Construction Budget for the Construction of the Tenant Improvements. In the event Tenant fails to provides the Plans within said time period, then the Base Rent set fort above, along with any Additional Rent as provided in the Lease, shall commence. Such Rent shall be paid until the Plans are delivered to Landlord.

c.                                                                                       The second sentence of paragraph 3.4 (a) shall not apply.

d.                                                                                      An estimated date for Substantial Completion cannot currently be established as the Plans have not yet been designed.

7.                  If required prior to occupancy or during the warranty period as referenced below, Landlord shall be responsible for repairing the HVAC system in Suite 2005 at its own cost and expense. Landlord represents that the HVAC system will be in working order when Suite 2005 is delivered to the Tenant and Landlord will provide a one year warranty with respect such HVAC system, provided any malfunction is not caused by the negligence of Tenant. Tenant shall have the obligation to operate, and provide normal maintenance to, the HVAC system during the entire lease term. The laboratory HVAC rooftop unit is a York CP-45-CURBPAC designed to produce 6,500 cfm of 100% outside air. This will produce approximately 15 air changes per hour at a design point of 89o dry bulb and 73o wt bulb.

8.                  Landlord, upon Tenant's written request, will agree to finance up to 50% of the cost of the Tenant Improvements for both Suites 2004 and 2005, up to a maximum of $600,000.00 total for both Suites. The cost of any Tenant Improvements financed by Landlord hereunder shall increase the Base Rent by $7.50 per rentable square foot for every additional $40.00 per rentable square foot of construction costs, or a pro-rata amount for any portion thereof (by way of example if the cost of the Tenant Improvements equals $50.00 per rentable square foot, the Base Rent shall be increased by $9.38 ($7.50 + (10/40 x 7.50)).

Paragraph 4 of the Lease shall be amended to provide that such sums are added to the Base Rent.

Any sums required to be expended for Tenant Improvements over and above $600,00.00 shall be paid by Tenant in accordance with the procedure set forth in Exhibit B, Payments for Tenant Improvements, attached to the Lease.

9.                  Landlord will also, at its own cost and expense, construct "hard" walkways between Buildings 1000 and 3000, and between Buildings 2000 and 3000.

10.            The parties agree that the Option to Renew provisions set forth in paragraph 43 of the Lease and the Right of First Offer provisions set forth in paragraph 44 of the Lease shall also apply to Suites 1000, 2004 and 2005.

11.            The parties mutually represent to each other the Cushman & Wakefield is the broker who negotiated and consummated the within transaction, and that neither party dealt with any other broker in connection with the Amendment. In the event either party violates this representation, it shall indemnify and defend and hold the other party harmless from all claims and damages related to such violation. It is agreed that Landlord shall be responsible, at its sole cost and expense, to pay the brokerage commission in connection with this Amendment.

12.            Except as set forth above, all other terms and conditions of the Lease shall remain in full force and effect, unimpaired and unmodified and shall apply to the additional space set forth in this Amendment.

13.            This Amendment shall be binding upon the parties hereto, their heirs, successors and assigns.

In Witness Whereof, the parties hereto have hereunto set their hands and seals or caused these presents to be executed by their proper corporate officers the day and year first above written.

.	EastPark At 8A

A. JOSEPH STERN 9/17/07
A. Joseph Stern, Partner

Pharmacopeia, Inc

	By:	BRIAN M. POSNER
	Name:	Brian M. Posner
	Title:	Executive Vice President, Chief Financial
Officer and Treasurer